Schedule to Exhibit 10.3 to Form 10-Q

Instruction 2 to Item 601 of Regulation S-K provides that “in any case where two or more indentures, contracts, franchises, or other documents required to be filed as exhibits are substantially identical in all material respects except as to the parties thereto, the dates of execution, or other details, the registrant need file a copy of only one of such documents, with a schedule identifying the other documents omitted.”

The Company has entered into Amendment No. 1 to Retention and Ownership Change Event Agreement with each of its executive officers, other than Ramzi Haidamus. Each Amendment No. 1 to Retention and Ownership Change Event Agreement is substantially identical in all material respects to the Form of Amendment No. 1 to Retention and Ownership Change Event Agreement filed as Exhibit 10.3 to the Company’s Form 10-Q for the quarterly period ended September 30, 2020.

10224307.1

IMMERSION CORPORATION

AMENDMENT NO. 1 TO
RETENTION AND OWNERSHIP CHANGE EVENT AGREEMENT
This Amendment No. 1 (the “Amendment”) to the Retention and Ownership Change Event Agreement by and between Immersion Corporation (the “Company”) and [●] (the “Executive”) is effective as of [●] (the “Effective Date”).
1. Clause (3) of Section 1(d) of the Agreement is amended in its entirety to read as follows:
(3) Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, Executive’s improper use or disclosure of the Company’s confidential or proprietary information, but excluding immaterial or inadvertent acts by Executive taken in good faith that a professional in Executive’s position with substantially the same skill and experience as Executive reasonably could have taken in good faith, and promptly cured after discovery or notice);
2. Clause (4) of Section 1(d) of the Agreement is amended in its entirety to read as follows:
(4) any intentional act by the Executive that has a material detrimental effect on the Company’s reputation or business (but excluding any act that is taken by the Executive during the execution of the Executive’s duties or responsibilities, which act the Executive believed in good faith was in the interests of the Company and/or its stockholders and which a reasonable professional in Executive’s position with substantially the same skill and experience as Executive reasonably could have taken and believed in good faith was in the interests of the Company and/or its stockholders);
3. Clause (5) of Section 1(d) of the Agreement is amended in its entirety to read as follows:
(5) Executive’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability (but excluding any failure or inability due to the Executive’s death or disability);

* * *
Except as expressly modified by this Amendment, the Agreement will remain in full force and effect in accordance with its terms. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of law provisions).

10224307.1

The Company and the Executive have executed this Amendment, in the case of the Company by its duly authorized officer, as of the Effective Date.
IMMERSION CORPORATION            EXECUTIVE

Ramzi Haidamus                [Name]
President and CEO

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